Exhibit 99.2

International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little, Valeant Pharmaceuticals
949-461-6002
VALEANT ANNOUNCES SUCCESFUL COMPLETION OF RETIGABINE PHASE III
EPILEPSY PROGRAM VALIDATING NOVEL MECHANISM OF ACTION
•	RESTORE 2 shows efficacy in both 600 mg and 900 mg doses, building upon prior positive Phase III results with 1200 mg dose

•	Retigabine is a potentially significant advance for treatment of epilepsy

•	Valeant plans to submit NDA & MAA before end of 2008
Conference Call scheduled for today at 1:00 p.m. EDT (10:00 a.m. PDT)
     ALISO VIEJO, Calif., May 13, 2008 — Valeant Pharmaceuticals International (NYSE:VRX) today reported positive results for retigabine in RESTORE 2, the second of two Phase III pivotal trials, for this first-in-class neuronal potassium channel opener. Retigabine is being developed as an adjunctive treatment for adult epilepsy patients with refractory partial onset seizures. RESTORE 2 evaluated the 600 and 900 mg daily doses of retigabine versus placebo in patients taking stable doses of one to three additional anti-epileptic drugs (AEDs). Retigabine at both the 600 mg and 900 mg doses demonstrated highly statistically significant results on the primary efficacy endpoints important for regulatory review by both the U.S. Food and Drug Administration (FDA) and the European Medicines Evaluation Agency (EMEA).
     These results build upon the positive data at the 1200 mg dose in the RESTORE 1 study reported earlier this year. With the completion of the phase III program, retigabine has now been studied in more than 1,750 subjects, including more than 1,350 patients with epilepsy. More than 350 of these patients have taken retigabine for twelve or more months, including a few who have taken retigabine for six or more years. Valeant plans to submit a New Drug Application (NDA) with the FDA and a Marketing Authorization Application (MAA) with the EMEA before the end of this year.
     “We are extremely pleased with the efficacy and tolerability profile of retigabine as demonstrated in the RESTORE 2 study,” said J. Michael Pearson, Valeant’s chairman and chief executive officer. “These positive results further confirm the utility of selective potassium channel openers in refractory partial onset epilepsy. With our Phase III program now complete, we are excited both about the important medical advance retigabine represents in treating epilepsy patients, and the significant commercial opportunity this represents for Valeant.”
     “There is increasing evidence that medications with novel mechanisms of action improve outcomes in patients with refractory epilepsy,” said RESTORE 2 principal investigator Martin Brodie, M.D., Clinical and Research Director, Epilepsy Unit, University of Glasgow, Scotland. “This has been clearly demonstrated in the retigabine program, which has shown clinically meaningful results across a range of doses, providing greater flexibility to physicians in their efforts to treat the many patients with this potentially serious neurological disease.”

SUMMARY EFFICACY DATA

	Placebo	RTG 600 mg	RTG 900 mg
Median reduction in	15.9%	27.9%†	39.9%†
28-day total partial	n=179	n=181	n=178
seizure frequency* (ITT)

Median reduction in	17.4%	35.3%†	44.3%†
28-day total partial	n=164	n=158	n=149
seizure frequency during Maintenance Phase

Responder Rate‡ (ITT)	17.3%	31.5%†	39.3%†
	n=179	n=181	n=178

Responder Rate	18.9%	38.6%†	47.0%†
during Maintenance	n=164	n=158	n=149
Phase**

ITT	population defined as all subjects taking at least 1 dose of study medication

*	FDA endpoint

**	Endpoint per EU Committee for Human Medicinal Products (CHMP)

†	p <0.01 compared to placebo

‡	Responder Rate defined as ≥ 50% reduction in 28-day total partial seizure frequency
     During RESTORE 2, 14.4 and 25.8 percent of patients in the retigabine 600 mg and 900 mg arms respectively and 7.8 percent of patients in the placebo arm withdrew due to adverse events. As expected, the most common side effects associated with retigabine in RESTORE 2 included dizziness, somnolence, and fatigue and were generally seen at much lower rates than at a 1200 mg dose in the RESTORE 1 trial. Comprehensive efficacy and safety results from RESTORE 2 are planned to be presented at upcoming scientific meetings in the United States and the European Union.
RESTORE 2 Trial Design
     The RESTORE 2 trial (RESTORE stands for Retigabine Efficacy and Safety Trials for Partial Onset Epilepsy) consisted of randomized, double-blinded, placebo-controlled, multi-center, parallel groups and assessed the efficacy and safety of retigabine compared to placebo in adult patients with epilepsy who were experiencing refractory partial-onset seizures despite receiving one, two or three AEDs. The study evaluated fixed doses of 600 and 900 mg/day of retigabine, administered in three divided doses, compared to placebo. The study enrolled 539 patients, ranging in age from 18-75 years old and was conducted at 69 sites across Europe, Israel, Australia, South Africa and the United States. Study duration was 30 weeks including 8 weeks baseline phase, 4 weeks forced titration phase, 12 weeks maintenance phase and 6 weeks transition phase. Following completion of RESTORE 2, patients were offered the opportunity to continue treatment with retigabine in an open-label extension study and 92% percent of eligible patients chose to rollover into the extension study.
     RESTORE 2 was designed to meet regulatory guidance from both the FDA and the CHMP. The trial was conducted under a Special Protocol Assessment by the FDA.
     Retigabine has not been found by the FDA or any other regulatory agency to be safe or effective in the diagnosis, mitigation, treatment or cure of any disease or illness. It may not be sold or promoted in the United States unless and until the FDA has approved an NDA. Similar restrictions apply in other countries.
About Epilepsy
     Epilepsy is one of the most common neurological diseases, affecting approximately 50 million people worldwide. It is a brain disorder in which clusters of nerve cells, or neurons, in the brain sometimes signal abnormally. In epilepsy, the normal pattern of neuronal activity becomes disturbed, causing a seizure. Seizures can cause changes in behavior and emotions, strange sensations and sometimes convulsions, muscle spasms and loss of consciousness.
     Approximately 30 percent of people with epilepsy experience seizures that are not adequately controlled with currently prescribed AEDs. Individuals with epilepsy who do not achieve remission with AEDs are often severely disabled by their condition, have an unsatisfactory quality of life and are at increased risk of sudden unexpected death. Refractory epilepsy is associated with memory loss, lower levels of school performance, depression and impaired psychosocial skills.
About Potassium Channel Openers
     Potassium channels are one of the voltage-gated ion channels found in neuronal cells and are an important determinants of neuronal activity. Numerous ion-channel mutations have been linked to epilepsy, and many antiepileptic medications modulate sodium or calcium channels. Potassium channels have been demonstrated in animal models to be critical in regulating membrane potential. Retigabine is the first potassium channel opener to reach late stage clinical development. It is believed that by facilitating the opening of specific neuronal potassium channels, retigabine causes a hyperpolarizing shift in the potassium current and thereby reduces the excitability of neuronal cells. Dampening of neuronal excitability is an important mechanism for reducing the potential for seizures.
About Retigabine Program
     Retigabine was investigated in the Retigabine Efficacy and Safety Trials for partial Onset Epilepsy (RESTORE) trials, two large Phase III trials that evaluated the safety and efficacy of retigabine in refractory epilepsy patients who are receiving one, two, or three antiepileptic drugs (AEDs). In November 2007, Valeant initiated a Phase II clinical trial of retigabine for the treatment of pain associated with postherpetic neuralgia (PHN), a painful and common complication of shingles. Valeant expects to have data available from this study in 2009. Valeant is currently developing a modified release formulation in order to provide a more convenient dosing schedule. In addition, Valeant is also evaluating the potential use of retigabine in treating other indications.

About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
Conference Call and Webcast Information:
     Valeant will host a conference call and webcast on Tuesday, May 13, 2008 at 1:00 p.m. EDT (10:00 a.m. PDT) to discuss the results from its Phase III clinical trial. A webcast of this event will be available live over the Internet along with a slide presentation. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com. The dial-in number to participate on this call is (877) 295-5743, confirmation code 47295455. International callers should dial (706) 679-0845, confirmation code 47295455. Interested parties will have access via the Internet and on the conference call to ask questions following the presentation. A replay will be available approximately two hours following the conclusion of the conference call and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 47295455.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding expectations or plans of the company’s development program for retigabine and the potential role retigabine could play in managing epilepsy and in treating other indications, and the commercial opportunity retigabine may present for Valeant. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the clinical development of retigabine, the fact that adverse events are not always immediately apparent even in well designed clinical trials, regulatory approval processes, the potential that competitors may bring to market drugs or treatments that are more effective of more commercially attractive than retigabine, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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